Exhibit 16.1

January 8, 2009

Office of the Chief Accountant,
U.S. Securities and Exchange Commission
Division of Corporation Finance
100 F Street NE
Washington, DC 20549-7561

Re:	Ironstone Group, Inc.
Commission File Number: (000-12346)

Dear Sirs:

On January 5, 2009, Mr. William R. Hambrecht, the Chief Executive Officer of Ironstone Group, Inc. (the “Company”) informed us that we were dismissed as the independent account for the Company. We have read Item 4.01 of the Form 8-K, dated January 5, 2009 filed by the Company and are in agreement with the statements contained in the second, third and fifth paragraphs related to our firm. We have no basis to agree or disagree with the other statements made therein.

/s/ J.H. Cohn LLP
San Diego, California